Mr. Eric Remer August 4, 2026 Via email Re: Transition and Release of Claims Letter Agreement Dear Eric: This letter agreement (this “Letter Agreement”) sets forth the understanding by and between you and EverCommerce Inc. (“ECI”) and EverCommerce Solutions Inc. (“ESI”, together with ECI and any subsidiaries or affiliates thereof, and any successor(s) thereto, the “Company”), effective as of the date you execute this Letter Agreement, regarding the cessation of your employment with the Company and the transition of your role as Chief Executive Officer and Chairman of the Board of Directors. 1. Employment Separation Date and Transition Services. a. You and the Company have mutually agreed that your active employment with the Company will terminate on August 6, 2026 (such date, or such earlier date on which your employment with the Company terminates for any reason, the “Separation Date”) and, as of the Separation Date, you will cease to be an employee of the Company. Until the Separation Date, that certain Executive Employment Agreement by and between the Company and you, effective as of July 6, 2021 (the “Employment Agreement”) will continue to control with respect to your salary, benefits and other matters with respect to your employment with the Company. In addition, during the period commencing as of the date first written above until the Separation Date, you agree that you will (a) continue to perform your duties as Chief Executive Officer and Chairman of the Company consistent with past practice unless otherwise directed by the Board of Directors of ECI (the “Board”), and (b) use your reasonable best efforts to advance the interests of the Company and facilitate the successful transition of your responsibilities to the individual(s) who succeed you as Chief Executive Officer and/or Chairman of the Board, in whatever reasonable capacity may be requested by the Board. You agree that you will communicate a message consistent with the Board’s direction to key employees, investors, analysts, customers, suppliers, and other relevant third parties relating to your separation from the Company. You acknowledge and agree that you will be deemed to resign from all other offices and positions you may hold at the Company (including without limitation, as Chief Executive Officer and Chairman of the Board), effective as of the Separation Date; provided, that, following the Separation Date you will continue to serve as a non-employee member of the Board . 2. Separation Benefits. Subject to (and in consideration for): (a) your compliance with Section 1 above, (b) your timely execution and return to the Company, non-revocation of, and compliance with the Release of Claims Agreement attached hereto as Exhibit A (the “Release”), and (c) your compliance with the Restrictive Covenants (as defined in Section 4 below), the Company will provide you, together with the Accrued Amounts (as defined in the Employment Agreement), the severance payments and benefits set forth below as if your employment was terminated by the Company without Cause (as defined in the Employment Agreement), which

2 shall be subject to the terms of the Employment Agreement: (I) an amount equal to twelve (12) months of your annual base salary at the rate in effect as of the Separation Date, or $650,000, payable less applicable withholdings and deductions in the form of salary continuation in regular installments over the twelve (12)-month period following the Separation Date in accordance with the Company’s normal payroll practices, (II) a pro-rated portion (based on the number of days you were employed by the Company during 2026) of your target annual bonus for 2026, payable in a lump sum sixty (60) days following the Separation Date, less applicable withholdings and deductions, (III) (x) any time-based vesting criteria of your unvested equity awards which are outstanding on the Separation Date and which would have become satisfied in the twelve (12) months following the Separation Date will be deemed satisfied as of such date, and (y) to the extent any such award is subject to performance or other non-time based vesting criteria, such award will remain outstanding and eligible to vest until the earlier of the last day of the applicable performance period or the date ending on the twelve (12) month anniversary of the Separation Date and be settled (as applicable) in accordance with its terms based on the actual achievement of such performance criteria, without regard for any requirement of continued employment, and (IV) during the period commencing on the Separation Date and ending on the twelve (12)-month anniversary thereof or, if earlier, the date on which you become eligible for coverage under any group health plan of a subsequent employer or otherwise, subject to your valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, the Company shall, in its sole discretion, either continue to provide coverage or reimburse you for coverage for you and your covered dependents under its group health plan (if any), at the same or reasonably equivalent levels in effect on the Separation Date and subject to your paying the same cost for such coverage that would have applied had your employment not terminated, based on your elections in effect as of immediately prior to the Separation Date (the payments and benefits set forth in this paragraph 2, collectively, the “Separation Benefits”). In addition, you will be permitted to retain your Company-issued laptop as your personal laptop subject to the Company’s policies on cybersecurity and technology retention, and only after the Company has removed all Company-related software and information. Your access to email and the Company’s systems will terminate fifteen (15) days following the Separation Date. 3. Board Service. a. Following the Separation Date, you will continue to serve as a non- employee member of the Board unless and until your service terminates. In exchange for (and subject to) your continued service as a member of the Board following the Separation Date, you will be eligible to receive compensation pursuant to the EverCommerce Inc. Non-Employee Director Compensation Policy (as in effect from time to time, the “Director Compensation Policy”); provided, that, for the avoidance of doubt, you will not be entitled to an Initial Award (as defined in the Director Compensation Policy) under the Director Compensation Policy. In addition, following the Separation Date, you will continue to be covered by the Company’s directors and officers’ liability insurance during your service as a member of the Board. b. For the avoidance of doubt, notwithstanding anything to the contrary in Section 2(c)(III) of this Letter Agreement or Section 3.2(a)(i)(3) of the Employment Agreement, any unvested equity awards held by you as of the Separation Date will remain outstanding and continue to vest so long as you continue to serve as a member of the Board.

3 4. Restrictive Covenants. You acknowledge that the Company is providing you with the Separation Benefits and the additional benefits in Section 2 of this Agreement in material part in consideration for your continued compliance with the continuing restrictive covenants set forth in Sections 5 – 8 of the Employment Agreement and your continued compliance with any restrictive covenants in any award or other written agreement with the Company providing for restrictive covenant obligations to the maximum extent provided by applicable law (the “Restrictive Covenants”); provided, that for the avoidance of doubt, nothing contained in this Letter Agreement shall supersede or limit any other restrictive covenant agreement between you and the Company in any respect, and this Letter Agreement and each such other agreement shall continue to be read in order to provide for maximum coverage in favor of the Company; and provided further, that it shall not be considered a violation of the non-solicitation Restrictive Covenants to solicit or hire your Executive Assistant Renee Graves at any time following the Separation Date, notwithstanding anything to the contrary in such Restrictive Covenants. In addition, the Company agrees and acknowledges that, as between you and the Company, you own and shall retain all right, title, and interest in and to your podcast titled “Business Underdog” (the “Podcast”), including without limitation all content, episodes, recordings, scripts, show notes, artwork, titles, and other materials created in connection with the Podcast, and all intellectual property rights therein and thereto, including all copyrights, trademarks, trade names, service marks, domain names, social media accounts and handles, and any other proprietary or intellectual property rights of any kind associated with the Podcast, in each case whether arising under the laws of the United States or any other jurisdiction. For the avoidance of doubt, the Podcast and your continued ownership, operation, and promotion of the Podcast following the Separation Date shall not be deemed to violate, and are expressly excluded from the scope of, the non-competition Restrictive Covenants, provided, that you do not use the Podcast to promote or advertise any person, firm, corporation or business that competes with the Company in a manner that would have constituted a violation of the Restrictive Covenants but for this paragraph; and provided further, that you do not use the Company's confidential information or trade secrets in connection with the Podcast in a manner that would have constituted a violation of the Restrictive covenants but for this paragraph. You agree to hereby irrevocably grant to the Company a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, . distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, the Podcast, including without limitation all content, episodes, recordings, scripts, show notes, artwork, titles, and other materials created in connection with the Podcast, which have been made, created or developed prior to and up to and including the Separation Date in each case as referenced above in their current form (collectively, the “Podcast Content IP”). Notwithstanding the foregoing, the Company may not edit, revise or otherwise modify the Podcast Content IP without your prior written consent. No Separation Benefits will be made following the date that you first violate any of the Restrictive Covenants. 5. Release. The Separation Benefits are contingent upon and subject to your timely execution and return to the Company of the Release no earlier than the Separation Date and no later than twenty-one (21) days after your receipt of this Letter Agreement, and your non- revocation and compliance with the Release.

4 6. Acknowledgement. Other than the payments described in this Letter Agreement, you acknowledge that the Company will have timely paid all wages and employee benefits owed to you through the Separation Date, including but not limited to, all salary, bonuses, commissions, business expenses, allowances, vacation pay, leave pay, and other employee benefits as a result of your employment with the Company and/or conclusion of that employment. 7. Entire Agreement. This Letter Agreement sets forth the entire agreement between you and the Company with respect to the subject matter set forth herein and supersedes and replaces any and all prior oral or written agreements or understandings between you and the Company with respect to the subject matter hereof; provided, that, for the avoidance of doubt, (a) you will retain your rights under the terms of the Employment Agreement through the date on which all payments or benefits required to be provided thereunder have been made or provided in their entirety, except to the extent such terms result in duplication of compensation or benefits to you, and (b) the provisions of the Employment Agreement which by their terms survive termination of employment will remain in full force and effect in accordance with their terms (as may be amended by this Letter Agreement). This Letter Agreement may be amended only by a subsequent writing signed by both parties. You represent that you have signed this Letter Agreement knowingly and voluntarily.

Signature Page to Transition and Release of Claims Agreement Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing both copies of this Letter Agreement and returning one copy to me. The other copy is for your files. By signing below, you acknowledge and agree that you have carefully read this Letter Agreement; fully understand and agree to its terms and provisions; have been hereby advised to consult with an attorney prior to executing this Agreement; will comply with the continuing Restrictive Covenants; and intend and agree that this Letter Agreement is final and legally binding on you and the Company. All payments described in this Letter Agreement will be subject to the withholding of any amounts required by federal, state or local law. This Letter Agreement will be governed and construed under the internal laws of the State of Colorado and may be executed in several counterparts. Very truly yours, ___________________________ Lisa Storey Chief Legal Officer On behalf of EverCommerce Inc. and EverCommerce Solutions Inc.

Signature Page to Transition and Release of Claims Agreement I hereby agree to, acknowledge and accept the terms of the Letter Agreement: ______________________________ Eric Remer ______________________________ Date

Exhibit A Release This General Release of Claims (this “Release”) is made by Eric Remer (“Executive”) in favor of EverCommerce Inc., a Delaware corporation (the “Company”) and the “Releasees” (as defined below), as of the date of Executive’s execution of this Release. 1. Release by Executive. In exchange for the benefits set forth in the certain Letter Agreement entered into by and between the Company and Executive, dated as of August 4, 2026 (the “Agreement”) to which this Release is an exhibit, which are conditioned on Executive signing this Release, and to which Executive is not otherwise entitled, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Executive, his heirs, executors, administrators, beneficiaries, representatives, assigns and successors, and all others connected with or claiming through Executive, fully and forever agree to release and discharge the Company and the Company’s parent and subsidiary corporations, and all of their respective past, present and future employee benefit plans, joint venturers, predecessors, successors, assigns, employees, officers, directors, shareholders, administrators, trustees, agents, representatives, and consultants, and all those connected with any of them, in their official and personal capacities (hereinafter the “Releasees”) from any and all manner of claims, liabilities and actions, causes of action, in law or in equity, demands, suits, rights, or damages of any kind or nature, whether known or unknown, fixed or contingent (hereinafter called “Claims”), that Executive now has or may hereafter have against the Releasees arising out of, connected with or relating to Executive’s employment by the Company and/or other relationship with the Company, or the termination of Executive’s employment and/or other relationship, by reason of any and all acts, omissions, events or facts occurring or existing prior to Executive’s execution of this Release. The Claims released hereunder, including without limitation, any claim of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, discrimination, personal injury, physical injury, emotional distress, claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”); the Older Workers Protection Benefit Act of 1990; Title VII of the Civil Rights Act of 1964, as amended, by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act (“WARN”), as amended, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; and any federal, state or local laws of similar effect. 2. Claims Not Released. This Release shall not apply to: the Company’s obligations to provide the separation benefits under Section 2 of the Agreement; Executive’s right to bring any action to enforce the terms of same or of this Release; Executive’s right to indemnification under any applicable indemnification policy of the Company, including without limitation, any general liability or “directors and officers” insurance policy, any shareholders or other agreement with the Company (including pursuant to any individual indemnification agreement), the Company’s governing documents or applicable law; Executive’s right to assert

A-2 claims for workers’ compensation or unemployment benefits; Executive’s right to bring to the attention of the Equal Employment Opportunity Commission (“EEOC”) or any analogous state agency claims of discrimination, harassment or retaliation (provided, however, that Executive hereby agrees to waive Executive’s right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by Executive or anyone else on Executive’s behalf), to the extent required by law; any right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator; any right to file an unfair labor practice charge under the National Labor Relations Act (“NLRA”); Executive’s vested rights under any retirement or welfare benefit plan of the Company; any rights Executive may have to benefits under the Company’s standard benefit programs; Executive’s rights in his or her capacity as an equity holder of the Company; Executive’s right to receive payment for accrued salary and any earned but unpaid annual bonus with respect to the year prior to the year in which Executive’s date of termination of employment occurs for services rendered through Executive’s last day of employment, and reimbursement for travel and business expenses properly incurred prior to the separation date, but unreimbursed; or any other rights that may not be waived by an employee under applicable law. 3. Older Workers Benefit Protection Act. In accordance with the Older Worker’s Benefit Protection Act, Executive is hereby advised as follows: (a) Executive has read this Release and understands its terms and effect, including the fact that Executive is agreeing to release and forever discharge the Company and each of the Releasees from any Claims released in this Release. (b) Executive understands that, by entering into this Release, Executive does not waive any Claims that may arise after the date of Executive’s execution of this Release, including without limitation any rights or claims that Executive may have to secure enforcement of the terms and conditions of this Release. (c) Executive has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which Executive acknowledges is adequate and satisfactory to Executive and in addition to any other benefits to which Executive is otherwise entitled. (d) The Company advises Executive to consult with an attorney prior to executing this Release. (e) Executive has twenty-one (21) days to review and decide whether or not to sign this Release. If Executive signs this Release prior to the expiration of such period, Executive acknowledges that Executive has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that Executive does not desire additional time and hereby waives the remainder of the twenty-one (21) day period. In the event of any changes to this Release, whether or not material, Executive waives the restarting of the twenty-one (21) day period. (f) Executive has seven (7) days after signing this Release to revoke this

A-3 Release (including, without limitation Section 3 of this Release above) and this Release will become effective upon the expiration of that revocation period. If Executive revokes this Release during such seven (7)-day period, this Release will be null and void and of no force or effect on either the Company or Executive and Executive will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release. If Executive wishes to revoke this Release, Executive shall deliver written notice stating his or her intent to revoke this Release to Lisa Storey, Chief Legal Officer, at 3601 Walnut St suite 400 Denver, CO 80205 or lstorey@evercommerce.com, on or before 5:00 p.m. on the seventh (7th) day after the date on which Executive signs this Release. 4. Representations. (a) Executive represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Releasees, or any of them, based on actions occurring prior to the date of this Release. (b) Executive represents that, as of the date of execution of this Release, he has not filed any lawsuits, charges, complaints, petitions, administrative claims or other accusatory pleadings in any court or with any governmental agency against any of the Releasees. 5. Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit Executive (or Executive’s attorney) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority, the EEOC, the NLRB, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Executive’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Release is intended to or shall preclude Executive from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. Nothing in this Release prevents Executive from making truthful disclosures regarding any allegedly unlawful workplace discrimination by the Company, including, but not limited to, harassment or sexual assault. Further, nothing in this Release restricts or impedes Executive from exercising protected rights, including any rights under the National Labor Relations Act (“NLRA”), to the extent that such

A-4 rights cannot be waived by agreement, or from complying with any applicable law or regulation, and nothing in this Agreement prevents you from communicating with or assisting other employees or a union with matters that have been or may be brought before the NLRB to the extent authorized by the NLRA or other applicable law. 6. Miscellaneous. (a) Severability. If any sentence, phrase, section, subsection or portion of this Release is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Release, which shall remain fully valid and enforceable. (b) Headings. The headings in this Release are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Release. (c) Construction of Agreement. Executive has been represented by, or had the opportunity to be represented by, counsel in connection with the negotiation and execution of this Release. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Release. (d) Entire Agreement/Integration. This Release, together with the Agreement, constitutes the entire agreement between Executive and the Company concerning the subject matter hereof. No covenants, agreements, representations, or warranties of any kind, other than those set forth herein, have been made to any party hereto with respect to this Release. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Release. No amendments to this Release will be valid unless written and signed by Executive and an authorized representative of the Company. (e) Governing Law. This Release will in all respects be interpreted, construed, enforced and governed by and in accordance with the internal substantive laws of the State of Colorado, or by federal law where applicable, exclusive of any rules pertaining to conflicts of laws. 7. Sign only on or within twenty-one (21) days after Separation Date. EXECUTIVE ____________________________________ Eric Remer Date: _______________________________